Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Carole Whitman-Smith (carolew@synnex.com)

510.668.3502

Media Contact:

Bob Stegner (bobst@synnex.com)

864.349.4119

ANDREA ZULBERTI APPOINTED TO THE SYNNEX BOARD OF DIRECTORS

FREMONT, CA—September 29, 2010— SYNNEX Corporation (NYSE: SNX), a leading business process services company, announced today the election of Andrea M. Zulberti to the Company’s Board of Directors.

The appointment adds a new independent director and financial expert to the SYNNEX Board, bringing the total number of Independent Directors to six and the total Board membership to eight. In addition to joining the SYNNEX Board, Ms. Zulberti has been appointed to the Company’s Audit and Compensation Committees.

Ms. Zulberti is retired from Barclays Global Investors (now Blackrock, Inc.), one of the world’s largest investment management and advisory companies, after a 14-year career in various executive positions, including Managing Director, Chief Financial Officer, Head of Global Risk Management and Head of Global Operations. Ms. Zulberti currently serves on the Board of Trustees of ProLogis, a NYSE-traded REIT that provides distribution facilities globally. She is a member of ProLogis’ Audit Committee and Finance and Investment Committee and chairs its Management Development and Compensation Committee. In June 2010, she completed 6 years on the Board of Trustees of the Woodside Priory, a private, preparatory school, during which time she chaired its Committee on Trustees as a member of the Executive Committee. Ms. Zulberti has also devoted time to the American Red Cross Bay Area Chapter’s fund-raising activities.

“Andrea Zulberti is a strategic thinker and proven leader and we look forward to her diverse and insightful contributions as a member of the SYNNEX Board of Directors,” said Duane Zitzner, Chairman of the SYNNEX Corporation Nominating and Corporate Governance Committee. Kevin Murai, President and Chief Executive Officer of SYNNEX Corporation added, “Andrea’s risk management background combined with her global leadership will provide an important perspective to SYNNEX as issues of global complexity and risk management continue to rise.”

Ms. Zulberti was graduated with honors with a degree in Business Administration from California State University at Hayward (now California State University East Bay) and practiced as a public accountant with Arthur Andersen & Co. Ms. Zulberti is a member (inactive) of the California Society of Certified Public Accountants.

About SYNNEX

SYNNEX Corporation, a Fortune 500 corporation, is a leading business process services company, servicing resellers, retailers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and business process outsourcing. Founded in 1980, SYNNEX employs over 7,000 associates worldwide and operates in the United States, Canada, China, Japan, Mexico, the Philippines and the United Kingdom. Additional information about SYNNEX may be found online at www.synnex.com.

Statements in this release that are forward-looking, such as Andrea Zulberti’s anticipated contributions to the Company and the Board of Directors, involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this release. The Company assumes no obligation to update any forward-looking statements contained in this release.

Copyright 2010 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

SNX-G

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